Asian Dragon Group Inc., Executes Formal Agreement for Development of the Shizhaigou Gold Mine, the Second Key Acquisition in Asian Dragon’s Project Luogold.

Asian Dragon Group Inc.

LUOYANG, HENAN PROVINCE, CHINA – (BUSINESS WIRE) – December 4th, 2006 – Asian Dragon Group Inc., (OTCBB: AADG) (Frankfurt: P2J1 WKN: A0KE7Z) is pleased to announce the execution of the formal agreement for the joint venture to develop the Shizhaigou Gold Mine, whereby Asian Dragon will earn a 70% interest of the joint venture. Asian Dragon’s capital investment will fund mine production and exploration programs in the continuation of the development of Project Luogold.

Asian Dragon’s independent qualified person Mr. Christian Derosier P.Geo, recently visited the Shizhaigou Gold Mine with a focus to immediately finalize plans for a detailed exploration program beginning with a preliminary report on a National Instrument 43-101. The Shizhaigou Gold Mine is located adjacent to the Jinjishan Gold Mine between the major mineralized belts of Xiaoqinling and Xiongershan, which border south Xiaoshan and the Luohe River. Asian Dragon intends to recommend an exploration program to confirm local geological reports that indicate there are 13 major gold veins with over 1.6 million indicated gold ounces, 2.5 million probable ounces and over 4 million potential ounces (figures not NI 43-101 compliant). The Shizhaigou Gold Mine is Asian Dragon’s second key acquisition as it continues Project Luogold and increases its presence in Henan Province that ranks second in China’s gold production and precious metal industries.

About Asian Dragon

Asian Dragon was established to focus on China’s explosive precious metals reserves and markets and to become one of China’s largest foreign gold and precious metals producers though a series of joint ventures and mine and property acquisitions.

Key relationships in China are enabling Asian Dragon to capture business opportunities as the Chinese Government continues to privatize many of their industries, enabling local and foreign investment to fill the void left by the Government ministries. Asian Dragon takes advantage of an identified niche opportunity in the Gold Mining Industry of China, where the Chinese Government has withdrawn the military from Gold Mining and set up the Gold Bureau to continue Gold Mining on an international scale.

Long standing relationships with the Gold Bureau have provided Asian Dragon with the exclusive opportunity to commence due-diligence on several advanced Chinese Gold Mining Projects in one of the Country’s most well-known and prolific mineral production regions, the Xiaoqinling Region, where hundreds of small and dozens of medium to large mines are actively mining gold and various other precious metals and minerals. Earlier companies which acquired smaller advanced mining projects have since proven out positively and have succeeded in turning themselves into billion dollar market-cap opportunities.  Two recent examples are Hong Kong listed Lingbao Gold Co. and Toronto Stock Exchange listed Silvercorp Metal Inc. both of which have major projects in the Xiaoqinling Region.

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Asian Dragon Group Inc.

Richard Tong

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